Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Thursday, October 25, 2007		205.326.8421

Kenneth Dewey to Join Energen Board

BIRMINGHAM, Alabama—Energen Corporation (NYSE: EGN) announced today that Kenneth W. Dewey, co-founder of Randall & Dewey Inc., will join the Boards of Energen and its two operating subsidiaries as an independent director effective November 1, 2007.

Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments, became the energy investment banking division of Jefferies & Company through a merger in early 2005. Dewey, who served as Chief Financial Officer (CFO) of the firm from its inception, retired in February 2006.

Prior to co-founding Randall & Dewey Inc., Dewey spent 11 years with Amoco Corporation and its subsidiaries where his assignments included domestic and international financing, acquisition and project economics, negotiations, planning, government relations, district office administration and commercial real estate investment.

“We are very fortunate to have Ken Dewey joining the Energen team,” said James McManus, Energen’s chief executive officer and president. “Ken brings to Energen a wealth of energy industry financial expertise. He will be a tremendous asset and complement to our already-strong Board of Directors.“

Dewey is the founder and a member of Energy Industry CFO Group, which provides quarterly gatherings for more than 20 CFOs of independent and integrated energy companies; a member of the External Advisory Committee of the University of Texas Petroleum and Geosystems Engineering Department; and a member of the board of the Arques Maritime Preservation Foundation.

Dewey earned his bachelor’s degree in economics at Stanford University in 1975 and an M.B.A. at the University of Pennsylvania’s Wharton School in 1978.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business focus on the development and production of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at http://www.energen.com/.